Exhibit 107
Calculation of Filing Fee Tables
FORM S-8
(Form Type)
Leonardo DRS, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Other	8,197,142(2)	$22.83(3)	$187,140,752(3)	0.00014760	$27,621.97
Total Offering Amounts					$187,140,752		$27,621.97
Total Fee Offsets							$0.00
Net Fee Due							$27,621.97

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of the common stock of Leonardo DRS, Inc. (the “Company,” and such shares, “Company Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Company Common Stock.

(2)	Represents 8,197,142 shares of Company Common Stock reserved for future issuance under the Leonardo DRS, Inc. 2022 Omnibus Equity Compensation Plan (amended and restated effective May 15, 2024).

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low sale prices of Company Common Stock as reported on the NASDAQ Capital Market on May 13, 2024.